Filed Pursuant to Rule 424(b)(3)

Registration No. 333-192475

PROSPECTUS SUPPLEMENT NO. 2

SCHOOL SPECIALTY, INC.

402,296 shares of Common Stock

This prospectus supplement relates to the prospectus dated January 30, 2014, as supplemented by Prospectus Supplement No. 1 dated March 21, 2014, which covers the sale of an aggregate of up to 402,296 shares of our common stock, $0.001 par value per share (the “Common Stock”), by the selling stockholders identified in the prospectus (collectively with any such holder’s transferee, pledgee, donee or successor, referred to below as the “Selling Stockholders”).  The shares of common stock covered by the prospectus were issued in connection with the voluntary petitions for relief under Chapter 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) filed by us and certain of our subsidiaries (collectively, the “Debtors”) on January 28, 2013, pursuant to the May 23, 2013 Bankruptcy Court order confirming the Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as corrected by the Bankruptcy Court on June 3, 2013.

We will not receive any proceeds from the sale by the Selling Stockholders of the shares covered by the prospectus.

This prospectus supplement is being filed to include the information set forth in our current report on Form 8-K filed on April 28, 2014, which is set forth below.  This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement.

The last reported price of our common stock on the OTCQB marketplace was on April 4, 2014 and was $110.05 per share.  Although our stock is quoted in the OTCQB, it is thinly traded, and as a result our investors do not have a meaningful degree of liquidity. Our executive offices are located at W6316 Design Drive, Greenville, Wisconsin 54942, and our telephone number is (920) 734-5712.

Investing in our securities involves risks.  You should carefully consider the Risk Factors beginning on page 1 of the prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement are truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 30, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 23, 2014

SCHOOL SPECIALTY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24385	39-0971239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

W6316 Design Drive Greenville, Wisconsin 54942
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (920) 734-5712

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain
Officers.

Appointment of Joseph M. Yorio

Effective April 23, 2014, Joseph M. Yorio was appointed President and Chief Executive Officer of School Specialty, Inc. (the “Company”) by the Company’s Board of Directors (the “Board”).  Mr. Yorio replaced James R. Henderson, who was serving as interim Chief Executive Officer of the Company.   As a result of this change, the letter agreement by and between Mr. Henderson and the Company dated as of July 20, 2013 automatically terminated.  Mr. Henderson will continue as Chairman of the Board of the Company (the “Chairman”) and a director of the Company.

Prior to joining the Company, Mr. Yorio, 49, served as President and Chief Executive Officer of NYX Global LLC, a business services and consulting company, from January 2011 to April 2014.  Concurrently, he also performed the duties and responsibilities of Managing Director for Vertx (a NYX Global client), a developer, manufacturer, marketer and distributor of tactical and outdoor apparel and equipment.  Prior to that, Mr. Yorio was President and Chief Executive Officer of Xe Services LLC (now known as Academi), a private aerospace and defense company, from January 2009 to December 2010.  In addition, Mr. Yorio previously held a variety of executive, operations and sales positions primarily focused on distribution and logistics. He served as the Vice President, U.S. and North American Air Hub Operations with DHL Express, where he was responsible for sortation, inbound and outbound freight from the largest private airport in North America servicing the global markets.  Prior to that, he was President of the Central Midwest Division of Corporate Express, where he led a self-sustaining operating division that included six distribution centers.   He also served in the U.S. Army as a 75th Ranger Regiment and Special Forces officer and is a medically retired combat veteran.  Mr. Yorio holds a B.A. degree in psychology from Saint Vincent College, a Master’s Certificate in Executive Leadership from Cornell University, S.C. Johnson Graduate School of Management, and an M.B.A in management from Florida Institute of Technology, Nathan M. Bisk College of Business.

The Board has also appointed Mr. Yorio to the Board effective April 23, 2014.  In accordance with the Company’s certificate of incorporation, Mr. Yorio will serve as a director until the next annual meeting of the stockholders of the Company, at which meeting he will stand for election to serve as a director of the Company.

There are no family relationships between Mr. Yorio and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with the foregoing, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Yorio on April 23, 2014, which provides that Mr. Yorio will serve as President and Chief Executive Officer of the Company until April 30, 2016, which period shall be automatically extended until April 28, 2018 unless either party gives the other party notice of termination no later than January 1, 2016.  The terms of Mr. Yorio’s employment under the Employment Agreement include:

•

An annual base salary of $600,000;

•

Eligibility for participation in the Company’s annual incentive bonus plans offered by the Company to its senior executives from time to time.  Mr. Yorio will commence participation in the bonus plan for fiscal year 2015, and his annual target cash bonus opportunity shall be equal to 100% of his base salary, subject to annual review by the Board or compensation committee;

•

Rights and obligations of the Company and Mr. Yorio upon a voluntary or involuntary termination of Mr. Yorio’s employment, as specified in the Employment Agreement, including any termination following a Change in Control of the Company (as defined in the Employment Agreement); and

•

Obligations of Mr. Yorio to comply with confidentiality, non-competition and non-solicitation restrictions during the term of his employment and for a specified period of time thereafter.

The Employment Agreement provides for the grant of an option (the “Option”) under the 2014 Incentive Plan of the Company (the “Plan”), subject to the approval of the Plan by the stockholders, to purchase 32,608 shares of the Company’s common stock at an exercise price equal to $130 per share.  The Option will vest as to one-fourth of the Option shares on each of the first, second, third and fourth anniversaries of the date of grant.

The foregoing descriptions of the Employment Agreement and the Option do not purport to be complete and are qualified in their entirety by reference to the Employment Agreement and the Option, which are attached hereto as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Performance Bonus

On April 26, 2014, the Board approved the payment of a bonus to Mr. Henderson in the amount of $600,000 in recognition of his performance during fiscal 2014.

2014 Incentive Plan

On April 24, 2014 the Board adopted the Plan, subject to stockholder approval.  The Plan permits the grant of stock options, stock appreciation rights, restricted stock grants and restricted stock units, as well as cash bonus awards.  Directors, employees and consultants of the Company and any subsidiary of the Company are eligible to participate in the Plan.

The maximum number of shares that may be issued pursuant to awards granted under the Plan will equal 150,000 shares.  It is the Board’s intent that grants of awards under the Plan to individuals currently serving as officers of the Company will not exceed 86,957 shares through fiscal 2018, including the stock option grant awarded to Mr. Yorio described above.  This amount is equal to 8% of the Company’s outstanding common stock (1,000,004 shares) plus 86,957 shares, and is consistent with the maximum amount of common stock that was anticipated to be reserved for potential awards under a management incentive plan as provided in the Company’s Second Amended Joint Plan of Reorganization under Chapter 11 of the United States Code, effective June 11, 2013.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by the text of the Plan, a copy of which is filed as Exhibit 10.3 hereto and incorporated herein by reference.

Chairman of the Board of Directors Fee

Effective April 24, 2014 the Board revised the Chairman’s fee such that, if the Chairman is not a full time employee of the Company, the Chairman shall receive an annual fee of $50,000 in addition to the previously-established annual director’s fee of $175,000.

Item 8.01.

Other Events.

On April 23, 2014, the Company issued a press release (the “Press Release”) announcing the management changes set forth in Item 5.02 of this Form 8-K.  A copy of the Company’s Press Release is attached hereto as Exhibit 99.1.

Item 9.01.

Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement between School Specialty, Inc. and Joseph M. Yorio, dated as of April 23, 2014.
10.2	Stock Option Agreement by and between School Specialty, Inc. and Joseph M Yorio, dated as of April 24, 2014.
10.3	2014 Incentive Plan of School Specialty, Inc.
99.1	Press Release dated April 23, 2014.

Cautionary Note Regarding Forward-Looking Statements

Any statements made in this Current Report about future expectations, plans, or prospects constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, expectations and intentions and other statements contained in this Current Report that are not historical facts. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intent,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on School Specialty’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 27, 2013 and other periodic reports filed with the SEC, which factors are incorporated herein by reference. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHOOL SPECIALTY, INC.

Dated: April 28, 2014	By: /s/ Kevin Baehler
Kevin Baehler Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between School Specialty, Inc. and Joseph M. Yorio, dated as of April 23, 2014.
10.2	Stock Option Agreement by and between School Specialty, Inc. and Joseph M Yorio, dated as of April 24, 2014.
10.3	2014 Incentive Plan of School Specialty, Inc.
99.1	Press Release dated April 23, 2014.

Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is executed as of this 23rd day of April 2014 (“the Effective Date”), by and between Joseph M. Yorio (“Executive”) and School Specialty, Inc. (the “Company”).

RECITALS

WHEREAS, the Company desires to employ Executive as its President and Chief Executive Officer, and Executive desires to be employed by the Company in such capacity, on the terms and conditions set forth herein.

WHEREAS, as a result of Executive’s employment with the Company, Executive will have access to and be entrusted with valuable information about the Company’s business and customers, including trade secrets and confidential information; and

WHEREAS, the parties believe it is in their best interests to make provision for certain aspects of their relationship during and after the period in which Executive is employed by the Company.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Executive (jointly, the “Parties”), the Parties agree as follows:

ARTICLE I

EMPLOYMENT

1.1

Position and Duties.  Executive shall be employed in the position of President and Chief Executive Officer of the Company and shall be subject to the authority of, and shall report to, the Company’s Board of Directors (the “Board”).  Executive’s duties and responsibilities shall include all those customarily attendant to the position of President and Chief Executive Officer, and such other duties and responsibilities as may be assigned from time to time by the Board.  In addition, Executive shall serve (without additional compensation) as an officer and/or member of the board of directors of each Affiliate of the Company (a “Related Company”, and jointly, “Related Companies”) to which he may be appointed or elected.  An “Affiliate” means an entity which, directly or indirectly, controls, is controlled by, or is under common control with, the Company, with control measured by the ability to vote a majority of the stock or other ownership interests in such entity.  Executive shall devote Executive’s entire business time, attention, energies, and best efforts exclusively to the business interests of the Company and Related Companies while employed by the Company; provided, however, that to the extent that the following does not impair Executive’s ability to perform Executive’s duties pursuant to this Agreement, Executive, with the Board’s written approval (which approval shall not be unreasonably withheld), may serve on the board, advisory board or committee of (i) one for-profit organization and (ii) any non-profit, charitable or similar organization, in addition to all boards, advisory boards and committees that Executive serves on as of the first day of Executive’s employment with the Company and that have been previously disclosed to the

Board, and may handle certain transition duties for his current employer on Executive’s non-business time.

1.2

Term of Employment.  The Company employs Executive, and Executive accepts employment by the Company, for the period commencing on the Effective Date  and ending on April 30, 2016 (the “Initial Employment Term”) which period shall be automatically extended until April 28, 2018 (the “Extended Employment Term”) unless either party gives the other party notice of termination no later than January 1, 2016 (the Initial Employment Term and the Extended Employment Term, if any, are jointly referred to as the “Employment Term”); provided, however, that the Employment Term shall be subject to earlier termination as hereinafter set forth in Article III.  Upon the termination of Executive’s employment for any reason, he will be deemed to have resigned all of his positions with the Company and any Related Company as an officer, manager or member of their respective boards of directors, including the Board.  Although the foregoing resignations are effective without any further action by Executive, Executive agrees to execute any documents requested by the Company to document such actions.

1.3

Board Service.  Effective as of the first day of Executive’s employment with the Company, Executive will serve as a member of the Board until the earlier of the next annual meeting of the Company or the termination of his employment with the Company for any reason.  Thereafter, for so long as he remains the President and Chief Executive Officer of the Company, he will be nominated to serve as a member of the Board.  Executive will be an employee director, and as such, he will not receive any additional compensation for serving as a member of the Board.

ARTICLE II
COMPENSATION AND OTHER BENEFITS

2.1

Base Salary.  During the Employment Term, the Company shall pay Executive in substantially equal monthly or more frequent installments, an annual salary of Six Hundred Thousand Dollars ($600,000) (“Base Salary”), payable in accordance with the normal payroll practices and schedule of the Company.  Executive’s Base Salary shall be reviewed annually and may be increased at any time and from time to time as the Board and/or Compensation Committee of the Board (the “Compensation Committee”), as applicable, shall deem appropriate in its sole discretion. The term “Base Salary”, as utilized in this Agreement, shall refer to Base Salary as may be increased.  Any increase in Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement.  Base Salary shall not be reduced at any time during the Employment Term, except with the consent of Executive.  All amounts in this Agreement are stated prior to deductions for federal and state income and employment tax withholding.

2.2

Incentive Compensation.

(a)

In General.  During the Employment Term, Executive shall participate in annual incentive bonus plans (the “Bonus Plan”) offered by the Company to its senior executives from time to time.  Executive will commence participation in the Bonus Plan for fiscal year 2015, and Executive’s annual target cash bonus opportunity shall be equal to 100% of his Base Salary (the “Target Opportunity”).  Executive’s Target Opportunity shall be reviewed annually and may be increased as the Board and/or Compensation Committee, as applicable, shall deem appropriate in its sole discretion.  Any increase in Executive’s Target Opportunity shall not serve to limit or reduce any other obligation to Executive under this Agreement.  The performance metrics for the Bonus Plan and the extent to which such metrics are met, as well as any other material terms, including threshold and maximum levels for annual cash incentive bonuses, shall be determined in the sole discretion of the Board and/or Compensation Committee, as applicable.  During the Employment Term, Executive will be eligible for grants of equity compensation awards offered to the Company’s management employees, in the sole discretion of the Board and/or Compensation Committee, as applicable.

(b)

Initial Award.  Executive shall receive the long-term incentive award set out in Exhibit A hereto on April 24, 2014.  Notwithstanding the foregoing, if the Company’s 2014 Equity Incentive Plan is not approved by the Company’s stockholders, the Company and Executive will each negotiate in good faith to substitute another long-term incentive with reasonably comparable potential economic benefits to Executive.

2.3

Other Benefits.

(a)

In General.  During the Employment Term and subject to any limitation on participation provided by applicable law: (i) Executive shall be entitled to participate in all applicable qualified and nonqualified retirement plans, practices, policies and programs of the Company to the same extent as other senior executives of the Company, and (ii) Executive and/or Executive’s family, as the case may be, shall be eligible for all applicable welfare benefit plans, practices, policies and programs provided by the Company and its Related Companies, other than severance plans, practices, policies and programs, to the same extent as other senior executives of the Company.  Nothing herein shall be deemed to limit the Company’s ability to amend, terminate or otherwise change any of the referenced plans, practices, policies and programs at any time, and from time to time.

(b)

Paid Time Off.  During the Employment Term, Executive shall be entitled to 20 days of Paid Time Off per calendar year (pro-rated for partial years), which shall accrue in accordance with, and be otherwise subject to the provisions of the Company’s policy, as in effect from time to time. As used herein, “Paid Time Off” means sick days, personal days and vacation days.

(c)

Relocation Benefits.  In addition to those benefits provided in the Company’s relocation policy, Executive shall be entitled to reimbursement to Executive for (i) all reasonable actual moving expenses and (ii) reasonable commuting expenses between Mason, Ohio and Appleton, Wisconsin and reasonable temporary living expenses in Appleton, Wisconsin until such time as Executive relocates his family to Appleton, Wisconsin; provided, however,  that reimbursement of amounts under this Section 2.3(c) shall not exceed $75,000.00 in the aggregate (the “Moving Expenses”).  In addition, the Company will pay to Executive (or the relevant taxing authorities by means of tax withholding), a gross-up payment (the “Gross-Up Payment”), such that, after payment of all federal and state income and employment taxes owing by Executive on the Moving Expenses and the Gross-Up Payment, Executive will retain, on an after-tax basis, an amount equal to the Moving Expenses.  Executive agrees to provide the Company with any tax information it reasonably requests for purposes of determining the amount of the Gross-Up Payment.  Any payment or reimbursement of any Moving Expenses, and the associated Gross-Up Payment, shall be paid within 60 days after Executive submits receipts therefor to the Company which comply with the Company’s reimbursement policy.  Notwithstanding the foregoing, and for purposes of complying with the requirements of Section 409A of the Code and the 409A Regulations (as defined below), in no event will such Moving Expenses and the associated Gross-Up Payment be paid later than the end of the calendar year next following the calendar year in which the Moving Expenses were paid and the Gross-Up Payment paid or remitted, and the amount of Moving Expenses eligible for payment or reimbursement during any calendar year may not affect the Moving Expenses eligible for payment or reimbursement in any other calendar year.  Further, Executive may not liquidate or exchange the right to payment or reimbursement of Moving Expenses for any other benefit.

(d)

Legal Fees.  Executive shall be entitled to reimbursement to Executive of all reasonable legal fees associated with the negotiation and drafting of this Agreement, provided that reimbursement of amounts under this Section 2.3(d) shall not exceed $10,000.00 in the aggregate.  Any reimbursement of such legal fees shall be paid within 60 days after Executive submits invoices therefor to the Company which comply with the Company’s reimbursement policy.

2.4

Expense Reimbursement.  The Company shall pay or reimburse Executive for all reasonable out-of- pocket expenses actually incurred by Executive in the course of performing Executive’s duties for the Company in accordance with the Company’s reimbursement policies for senior executives as in effect from time to time. Executive shall keep accurate records and receipts of such expenditures and shall submit such accounts and proof thereof as may from time to time be required in accordance with such expense account or reimbursement policies that the Company may establish for its senior executives generally.  The Company’s obligation to pay or reimburse Executive for certain expenses will comply with the requirements set forth in Section 1.409A-3(i)(1)(iv) of the regulations (the “409A Regulations”), promulgated under Section 409A of the Code, including the requirement that the amount of expenses eligible for reimbursement during any calendar year may not affect the expenses eligible for reimbursement in any other taxable year.  Further, reimbursement of eligible expenses shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, as required by Section 1.409A-3(i)(1)(iv) of the 409A Regulations.

ARTICLE III
TERMINATION

3.1

Right to Terminate; Automatic Termination.  During the Employment Term, Executive’s employment may terminate for any of the reasons set out in paragraphs (a) through (e) hereof.

(a)

Termination by Death or Disability.  Executive’s employment and the Company’s obligations under this Agreement, except as provided in Section 3.2(a), below, shall terminate automatically, effective immediately and without any notice being necessary, upon Executive’s death or a determination of Disability of Executive.  For purposes of this Agreement, “Disability” means the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by a physician selected by the Company and Executive.  If the Company and Executive cannot agree on a physician, each party shall select a physician and the two physicians shall select a third who shall make the determination as to whether Executive has a condition that meets the definition of Disability. Executive shall cooperate with any reasonable efforts to make such determination.  In the event Executive is unable to select a physician, such selection shall be made by his spouse, and if she is unable to select a physician, such selection shall be made by Executive’s legal representative.  Any such determination shall be conclusive and binding on the Parties.  Any determination of Disability under this Section 3.1(a) is not intended to alter any benefits any person and/or beneficiary may be entitled to receive under any long-term disability insurance policy carried by either the Company or Executive with respect to Executive, which benefits shall be governed solely by the terms of any such insurance policy.

(b)

Termination For Cause.  The Company may terminate Executive’s employment and all of the Company’s obligations under this Agreement, except as provided in Section 3.2(b), below, at any time for Cause (as defined below) by giving written notice to Executive stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the Company may designate. “Cause” shall mean any of the following: (1) Executive has materially breached this Agreement, any other agreement to which Executive and the Company are parties, or any Company policy (including the Company’s policy against unlawful harassment), or has materially breached any other obligation or duty owed to the Company pursuant to law or the Company’s policies and procedures manual, including, but not limited to, Executive’s substantial failure or willful refusal to perform his duties and responsibilities to the Company (other than as a result of his Death or Disability); (2) Executive has committed an act of gross negligence, willful misconduct or any violation of law in the performance of Executive’s duties for the Company; (3) Executive has taken any action substantially likely to result in material discredit to or material loss of business, reputation or goodwill of the Company; (4) Executive has failed to follow resolutions that have been approved by a majority of the Board concerning the operations or business of the Company; (5) Executive has been convicted of or plead nolo contendere to a felony or other crime, the circumstances of which substantially relate to Executive’s employment duties with the Company; provided however, that upon indictment in any such case, the Executive may at the Company’s sole discretion, be suspended without pay pending final resolution of the matter; (6) Executive has misappropriated funds or property of the Company or engaged in any material act of dishonesty; (7) Executive has attempted to obtain a personal profit from any transaction in which the Company has an interest, and which constitutes a corporate opportunity of the Company, or which is adverse to the interests of the Company, unless the transaction was approved in writing by the  Board after full disclosure of all details relating to such transaction.  For purposes of this Section 3.1(b), no act, or failure to act, on Executive’s part will be deemed “willful” unless done, or omitted to be done, by Executive in bad faith.

(c)

Termination by Resignation, Non-Extension or Expiration.  Executive’s employment and the Company’s obligations under this Agreement shall terminate automatically, except as provided in Section 3.2(b), below, on the earliest of (i) when Executive voluntarily terminates his employment with the Company other than with Good Reason (as described in Section 3.1(e), below), with ninety (90) days’ prior notice, or at such other earlier time as may be mutually agreed between the Parties following the provision of such notice, (ii) on April 30, 2016 if the Company has given timely notice of termination in accordance with Section 1.2, above, or (iii) April 28, 2018.

(d)

Termination Without Cause.  The Company may terminate Executive’s employment and all of the Company’s obligations under this Agreement, except as provided in Section 3.2(c), below, at any time and for any reason.  Such termination shall be effective immediately upon the Company providing notice to Executive that he is terminated without Cause, or such other time thereafter as the Company shall designate.  If Executive is employed by the Company at the end of the Initial Employment Term or any Extended Employment Term, and the Company has given timely notice of termination in accordance with Section 1.2, above, such non-extension shall not be treated as a termination without Cause under this Section 3.1(d) and Executive shall not be entitled to any severance of any nature whatsoever, including, without limitation, Severance Payments (as defined below).

(e)

Termination By Executive With Good Reason.  Executive may terminate this Agreement with Good Reason, at which time Executive’s employment and all of the Company’s obligations under this Agreement shall terminate, except as provided in Section 3.2(c). “Good Reason” shall mean the occurrence of any of the following conditions without Executive’s written consent, provided that Executive shall provide notice to the Company of the existence of the condition within 90 days of the initial existence of such condition, the Company shall have 30 days from the date it receives the notice (the “Cure Period”) within which to cure such condition, and Executive must terminate his employment within no more than 30 days after the expiration of the Cure Period if the Company does not cure the condition within the Cure Period: (A) a reduction in Executive’s title such that he is no longer President and Chief Executive Officer of the Company, (B) a material reduction in Executive’s then current level of Base Salary or Target Opportunity, (C) the assignment to Executive of duties materially inconsistent with the duties of a chief executive officers of companies of a similar size and in the same industry as the Company or a materially adverse alteration in the nature of Executive’s duties and/or responsibilities, reporting obligations, titles or authority, as set forth in Section 1.1, (D) a breach by the Company of any material provision of this Agreement or (E) the relocation of Executive’s office location more than twenty five (25) miles from Appleton, Wisconsin without Executive’s consent.

3.2

Obligations Upon Termination.

(a)

Termination by Death of Disability.  If Executive’s employment is terminated pursuant to Section 3.1(a), above, Executive or Executive’s estate shall have no further rights against the Company hereunder, except for the right to receive (i) any unpaid Base Salary with respect to the period prior to the effective date of termination of employment, (ii) payment of any accrued but unused Paid Time-Off, consistent with the Company’s policy related to carryovers of unused time and applicable law, (iii) all vested benefits to which Executive is entitled under any benefit plans set forth in Section 2.3(a) hereof in accordance with the terms of such plans through the date employment terminates, (iv) reimbursement of expenses to which Executive may be entitled under Sections 2.3(c) and 2.4 hereof (clauses (i) through (iv) collectively, the “Accrued Obligations”), and (v) provided that Executive, or a representative of his estate, as the case may be, executes and delivers to the Company an irrevocable release of all employment-related claims against the Company as further described in Section 3.2(c)(ii), a pro-rated annual incentive bonus payment (based on the number of days worked in that fiscal year) for the fiscal year in which termination occurs based on actual performance-based bonus attainments for such fiscal year in a lump sum.  Any pro-rated annual incentive bonus to which Executive is entitled shall be made in accordance with Section 3.2(c)(iii).  The treatment of Executive’s incentive compensation provided under Section 2.2 hereof shall be governed by the terms of the applicable plans or grant agreements, except as explicitly provided to the contrary pursuant to this Agreement.

(b)

Section 3.1(b)-(c) Terminations.  If Executive’s employment is terminated pursuant to Section 3.1(b) or (c), above, Executive shall have no further rights against the Company hereunder, except for the right to receive the Accrued Obligations.  The treatment of Executive’s incentive compensation provided under Section 2.2 hereof shall be governed by the terms of the applicable plans or grant agreements, except as explicitly provided to the contrary pursuant to this Agreement.

(c)

Termination Without Cause or For Good Reason.

(i)

Company Obligations.  If Executive’s employment is terminated pursuant to Section 3.1(d) or (e), above, Executive shall have no further rights against the Company hereunder, except for the right to receive (i) the Accrued Obligations and (ii) Severance Payments, as defined below, but only for so long as Executive complies with the requirements of Articles IV, V, VI, VII, VIII, IX and X, below.  For purposes of this Agreement, “Severance Payments” means (A) twelve (12) months of Base Salary continuation, (B) a pro-rated annual incentive bonus payment (based on the number of days worked in that fiscal year) for the fiscal year in which termination of employment occurs based on actual performance-based bonus attainments for such fiscal year in a lump sum, and (C) to the extent it does not result in a tax or penalty on the Company, reimbursement for that portion of the premiums paid by Executive to obtain COBRA continuation health coverage that equals the Company’s subsidy for health coverage for active employees with family coverage (“COBRA Continuation Payments”) for twelve (12) months following the date employment terminates (provided that Executive has not obtained health coverage from any other source and is not eligible to receive health coverage from any other employer, in which event Executive shall no longer be entitled to reimbursement), at the times provided in subsection (iii), below.  The treatment of Executive’s equity awards, whether granted under Section 2.2(b) hereof or otherwise shall be governed by the terms of the Company’s applicable plans or grant agreements, except as explicitly provided to the contrary pursuant to this Agreement.

(ii)

Release Requirement.  Notwithstanding the foregoing, the Company shall not pay to Executive, and Executive shall not have any right to receive, the Severance Payments unless, on or before the forty-fifth (45th) day following the date of termination of employment, (1) Executive has executed and delivered to the Company a release of all employment-related claims against the Company, its Affiliates, successor companies, and their past and current directors, officers, employees and agents, in a form provided to Executive by the Company, and (2) the statutory rescission period for such release has expired.

(iii)

Timing of Payment of Severance Payments.  Base Salary continuation shall commence on the first payroll date after the forty-fifth (45th) day following the date of Executive’s termination of employment, provided that  (1) and (2) of Section 3.2(c)(ii) have been satisfied by such date, and shall be paid over a twelve (12) month period in accordance with the normal payroll practices and schedule of the Company.  Notwithstanding the foregoing, if the forty-five (45) day period following Executive’s termination ends in a calendar year after the year in which Executive’s employment terminates, the Severance Payments shall commence or be made no earlier than the first day of such later calendar year.  The pro-rated annual incentive bonus payment shall be made at such time as other participants in the plan receive their payment, or, if later, on the forty-fifth (45th) day following the date of Executive’s termination of employment, provided that (1) and (2) of Section 3.2(c)(ii) have been satisfied by such date.  COBRA Continuation Payments shall be paid on a monthly basis after Executive has paid the applicable COBRA premium payment, provided that  (1) and (2) of Section 3.2(c)(ii) have been satisfied by such date, over a 12-month period.  Notwithstanding anything to the contrary contained in this Agreement, if (1) Employee is a “specified employee” within the meaning of Section 1.409A-1(i) of the 409A Regulations, and (2) the Severance Payments do not qualify for exemption from Section 409A under the short-term deferral exception to deferred compensation of Section 1.409A-1(b)(4) of the 409A Regulations, the separation pay plan exception to deferred compensation of  Section 1.409A-1(b)(9) of the 409A Regulations, or any other exception under the 409A Regulations, that portion of the Severance Payments not exempt from Section 409A of the Code shall be made in accordance with the terms of this Agreement, but in no event earlier than the first to occur of (a) the day after the six-month anniversary of Employee’s termination of employment, or (b) Employee’s death.  Any payments delayed pursuant to the prior sentence shall be made in a lump sum, on the first business day after the six-month anniversary of Employee’s termination of employment along with interest thereon payable at the short-term applicable federal rate for monthly payments, as determined under Section 1274(d) of the Code, for the month in which Employee’s employment terminated.

(iv)

Treatment of Severance Payments for Tax and Benefit Purposes.  The Severance Payments shall be treated as ordinary income and shall be reduced by any applicable income or employment taxes which are required to be withheld under applicable law, and all amounts are stated before any such deduction. Furthermore, the Severance Payments shall not be included as compensation for purposes of any qualified or nonqualified retirement or welfare benefit plan, program or policy of the Company.

(d)

Parachute Payments.  Notwithstanding anything contained in this Agreement to the contrary, the Company, based on the advice of its legal or tax counsel, shall compute whether there would be any “excess parachute payments” payable to Executive, within the meaning of Section 280G of the Code, taking into account the total ‘‘parachute payments,” within the meaning of Section 280G of the Code, payable to Executive by the Company under this Agreement and any other plan, agreement or otherwise.  If there would be any excess parachute payments, the Company, based on the advice of its legal or tax counsel, shall compute the net after-tax proceeds related to such parachute payments, taking into account the excise tax imposed by Section 4999 of the Code, as if (i) such parachute payments were reduced, but not below zero, such that the total parachute payments payable to Executive would not exceed three (3) times the “base amount” as defined in Section 280G of the Code, less One Dollar ($1.00), or (ii) the full amount of such parachute payments were not reduced.  If reducing the amount of such parachute payments otherwise payable would result in a greater after-tax amount to Executive, such reduced amount shall be paid to Executive and the remainder shall be forfeited.  If not reducing such parachute payments otherwise payable would result in a greater after-tax amount to Executive, then such parachute payments shall not be reduced.  If such parachute payments are reduced pursuant to the foregoing, they will be reduced in the following order:  first, by reducing any cash severance payments, then by reducing any fringe or other severance benefits, and finally by reducing any payments or benefits otherwise payable with respect to, or measured by, the Company’s common stock (including without limitation by eliminating accelerated vesting, in each case starting with the installment or tranche last eligible to become vested absent the occurrence of the Change in Control (as defined in the Company’s 2014 Equity Incentive Plan)).  Notwithstanding the foregoing, to the extent the parties agree that any of the foregoing amounts are not parachute payments, such amounts shall not be reduced.  To the extent the parties cannot agree as to whether any of the payments are in fact parachute payments, the parties will designate, by mutual agreement, an unrelated third-party with tax expertise to make the determination.  Notwithstanding any provision of this Section 3.2(d) to the contrary, no amount shall be subject to reduction pursuant to this Section 3.2(d) to the extent the reduction would result in a violation of any applicable law.

ARTICLE IV
CONFIDENTIALITY

4.1

Confidentiality Obligations.  Executive will not, during the Employment Term, directly or indirectly use or disclose any Confidential Information or Trade Secrets except in the interest and for the benefit of the Company. After the end, for any reason, of Executive’s employment with the Company, Executive will not directly or indirectly use or disclose any

Trade Secrets.  For a period of twenty-four (24) months following the end, for any reason, of Executive’s employment with the Company, Executive will not directly or indirectly use or disclose any Confidential Information.  Executive further agrees not to use or disclose at any time information received by the Company from others except in accordance with the Company’s contractual or other legal obligations; the Company’s Customers are third party beneficiaries of this obligation.

4.2

Definitions.

(a)

Trade Secret.  The term “Trade Secret” has that meaning set forth under the Uniform Trade Secrets Act or, if the definition in Wisconsin law varies from that in the Uniform Trade Secrets Act at the time of such determination, Wisconsin law.  The term includes, but is not limited to, all computer source code and/or related data created by or for the Company or a Related Company.

(b)

Confidential Information.  The term “Confidential Information” means all non-Trade Secret or proprietary information of the Company which has value to the Company and which is not known to the public or the Company’s competitors, generally. Confidential Information includes, but is not limited to: (i) inventions, product specifications, information about products under development, research, development or business plans, production know-how and processes, manufacturing techniques, operational methods, equipment design and layout, test results, financial information, customer lists, information about orders and transactions with customers, sales and marketing strategies, plans and techniques, pricing strategies, information relating to sources of materials and production costs, purchasing and accounting information, personnel information and all business records; (ii) information which is marked or otherwise designated as confidential or proprietary by the Company; and (iii) information received by the Company from others which the Company has an obligation to treat as confidential.

(c)

Exclusions.  Notwithstanding the foregoing, the terms “Trade Secret” and “Confidential Information” shall not include, and the obligations set forth in this Agreement shall not apply to, any information which: (i) can be demonstrated by Executive to have been known by Executive prior to Executive’s employment by the Company; (ii) is or becomes generally available to the public through no act or omission of Executive; or (iii) is obtained by Executive in good faith from a third party who discloses such information to Executive on a non-confidential basis outside the scope of Executive’s employment without violating any obligation of confidentiality or secrecy relating to the information disclosed.

(d)

Company.  For all purposes of this Article IV, references to the Company also refer to all Related Companies.

ARTICLE V
NON-COMPETITION

5.1

Restrictions on Competition During Employment.  During the term of Executive’s employment with the Company, Executive shall not directly or indirectly compete against the Company, or directly or indirectly divert or attempt to divert any Customer’s business from the Company anywhere the Company does or is taking steps to do business.

5.2

Post-Employment Non-Solicitation of Restricted Customers.  For twelve (12) months following termination of Executive’s employment with the Company for any reason, Executive agrees not to directly or indirectly solicit or attempt to solicit any business from any Restricted Customer in any manner which competes with the services or products offered by the Company in the twelve (12) months preceding termination of Executive’s employment with the Company, or to directly or indirectly divert or attempt to divert any Restricted Customer’s business from the Company.

5.3

Post-Employment Restricted Services Obligation.  For twelve (12) months following termination of Executive’s employment with the Company, for any reason, Executive agrees not to provide Restricted Services to any Competitor in any geographic area in which the Company sold pre-kindergarten through 12th grade educational products and services during the twelve (12) month period preceding termination of Executive’s employment. During such twelve (12) month  period, Executive also will not provide any Competitor with any advice or counsel concerning the provision of Restricted Services anywhere in such geographic area.

5.4

Definitions.

(a)

Customer.  The term “Customer” means any individual or entity for whom/which the Company has provided services or products or made a proposal to perform services or provide products.

(b)

Restricted Customer.  The term “Restricted Customer” means any individual or entity (i) for whom/which the Company provided services or products and (ii) with whom/which Executive had direct contact on behalf of the Company or about whom/which Executive acquired non-public information in connection with Executive’s employment by the Company during the twenty-four (24) months preceding the end, for any reason, of Executive’s employment with the Company; provided, however, that the term “Restricted Customer” shall not include any individual or entity who/which, through no direct or indirect act or omission of Executive, has terminated its business relationship with the Company.

(c)

Restricted Services.  The term “Restricted Services” means services of any kind or character comparable to those Executive provided to the Company during the twelve (12) months preceding the termination of Executive’s employment with the Company relating to pre-kindergarten through 12th grade educational products and services of the type sold by the Company within any geographic area in which the Company engaged in the sale of such products or services within the last twelve (12) month period preceding termination of Executive’s employment.

(d)

Competitor.  The term “Competitor” means any business which is engaged in the sale of pre-kindergarten through 12th grade educational products and services of the type sold by the Company within any geographic area in which the Company engaged in the sale of such products or services within the twelve (12) month period preceding termination of Executive’s employment.

(e)

Company.  For all purposes of this Article V, references to the Company also refer to all Related Companies.

ARTICLE VI
BUSINESS IDEA RIGHTS

6.1

Assignment.  The Company will own, and Executive hereby assigns to the Company and agrees to assign to the Company, all rights in all Business Ideas which Executive originates or develops whether alone or working with others while Executive is employed by the Company.  All Business Ideas which are or form the basis for copyrightable works are hereby assigned to the Company and/or shall be assigned to the Company or shall be considered “works for hire” as that term is defined by United States Copyright Law.

6.2

Definition of Business Ideas.  The term “Business Ideas” means all ideas, designs, modifications, formulations, specifications, concepts, know-how, trade secrets, discoveries, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which Executive originates or develops, either alone or jointly with others while Executive is employed by the Company and which are (i) related to any business known to Executive to be engaged in or contemplated by the Company; (ii) originated or developed during Executive’s working hours; or (iii) originated or developed in whole or in part using materials, labor, facilities or equipment furnished by the Company.

6.3

Disclosure.  While employed by the Company, Executive will promptly disclose all Business Ideas to the Company.

6.4

Execution of Documentation.  Executive, at any time during or after the Employment Term, will promptly execute all documents which the Company may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world.

6.5

Definition of Company.  For all purposes of this Article VI, references to the Company also refer to all Related Companies.

ARTICLE VII
NON-SOLICITATION OF EMPLOYEES

During the term of Executive’s employment with the Company and for twelve (12) months thereafter, Executive shall not directly or indirectly encourage any Company employee to terminate employment with the Company or solicit such an individual for employment outside the Company in any manner which would end or diminish that employee’s services to the Company.  For all purposes of this Article VII, references to the Company also refer to all Related Companies.

ARTICLE VIII
EMPLOYEE DISCLOSURES AND ACKNOWLEDGMENTS

8.1

Confidential Information of Others.  Executive warrants and represents to the Company that Executive is not subject to any employment, consulting or services agreement, or any restrictive covenants or agreements of any type, which would conflict or prohibit Executive from fully carrying out Executive’s duties as described under the terms of this Agreement. Further, Executive warrants and represents to the Company that Executive has not and will not retain or use, for the benefit of the Company, any confidential information, records, trade secrets, or other property of a former employer.

8.2

Scope of Restrictions.  Executive acknowledges that during the course of Executive’s employment with the Company, Executive will gain knowledge of Confidential Information and Trade Secrets of the Company and Related Companies.  Executive acknowledges that the Confidential Information and Trade Secrets of the Company and Related Companies are necessarily shared with Executive on a routine basis in the course of performing Executive’s job duties and that the Company and Related Companies have a legitimate protectable interest in such Confidential Information and Trade Secrets, and in the goodwill and business prospects associated therewith.  Executive acknowledges that the Company and Related Companies sell pre-kindergarten through 12th grade educational products and services to all states in the United States and in Canada.  Accordingly, Executive acknowledges that the scope of the restrictions contained in this Agreement are appropriate, necessary and reasonable for the protection of the business, goodwill and property rights of the Company and Related Companies, and that the restrictions imposed will not prevent Executive from earning a living in the event of, and after, the end, for any reason, of Executive’s employment with the Company.

8.3

Prospective Employers.  Executive agrees, during the term of any restriction contained in Articles IV, V, VI, VII, VIII, IX and X of this Agreement, to disclose this Agreement to any entity which offers employment or engagement to Executive.  Executive further agrees that, during the term of any restriction contained in Articles IV, V, VI, VII, VIII, IX and X, the Company may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any person or entity with which Executive seeks to establish a business relationship, including, without limitation, potential employers, joint-venturers, or persons or entities to whom Executive seeks to provide consulting services as an independent contractor.

8.4

Third Party Beneficiaries.  All Related Companies are third party beneficiaries with respect to Executive’s performance of Executive’s duties under this Agreement and the undertakings and covenants contained in this Agreement, and the Company and any
Related Company, enjoying the benefits thereof, may enforce this Agreement directly against Executive.

8.5

Survival.  The Covenants set forth in Articles IV, V, VI, VII, VIII, IX and X of this Agreement shall survive the termination of this Agreement.

8.6

Injunctive Relief.  Executive acknowledges that the services to be rendered by Executive hereunder are of a special, unique, and extraordinary character and, in connection with such services, Executive will have access to Confidential Information and Trade Secrets that are vital to the Company’s and the Related Companies’ business.  Executive consents and agrees that, in the event of the breach or a threatened breach by Executive of any of the provisions of this Agreement, the Company and the Related Companies would sustain irreparable harm and that damages at law would not be an adequate remedy for a violation of this Agreement, and, in addition to any other rights or remedies that the Company and the Related Companies may have under this Agreement, common or statutory law or otherwise, the Company and Related Companies shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction enforcing this Agreement and/or restraining Executive from committing, threatening to commit, or continuing any violation of this Agreement (in each case without posting a bond or other security), including, but not limited to, restraining Executive from disclosing, using for any purpose, selling, transferring, or otherwise disposing of, in whole or in part, any Confidential Information and/or Trade Secrets.  In addition, in the event of a breach or violation by Executive of the provisions of Articles IV, V and VII, the number of months set forth therein that relate to the term of the provisions shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.  Nothing contained herein shall be construed as prohibiting the Company or the Related Companies from pursuing any other remedies available to it for any breach or threatened breach of any provision of this Agreement, including, but not limited to, the recovery of damages, costs, and fees, including the recovery of any prior Severance Payments made to Executive.

ARTICLE IX
RETURN OF RECORDS

Upon the end, for any reason, of Executive’s employment with the Company, or upon request by the Company at any time, Executive, within 5 days after the termination of his employment or earlier upon the Company’s written request, shall return to the Company all documents, records, equipment (including computers, laptops, tablet computers, cell phones and other such equipment (“Electronic Equipment”)) and materials belonging and/or relating to the Company (except Executive’s own personnel and wage and benefit materials relating solely to Executive and Executive’s personal Electronic Equipment which is not owned by the Company), and all copies of all such materials. Upon the end, for any reason, of Executive’s employment with the Company, or upon request of the Company at any time, Executive further agrees to destroy such records maintained by Executive on Executive’s personally-owned Electronic Equipment, which destruction Company may reasonably confirm.

ARTICLE X
NONDISPARAGEMENT

Executive agrees that Executive will not, at any time (whether during or after the Employment Term), publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company and any Related Company and their respective present and former members, partners, directors, officers, stockholders, employees, agents, attorneys, successors and assigns, except as required by law, rule or regulation.  The Company agrees to instruct its executive officers and directors to refrain from publishing or communicating to any person or entity any Disparaging remarks, comments or statements concerning Executive during or after the Employment Term, except as required by law, rule or regulation.  “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

ARTICLE XI
MISCELLANEOUS

11.1

Notice.  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile, electronic mail or prepaid overnight courier to the parties at the addresses set forth below (or such other address as shall be specified by the parties by like notice pursuant to this Section 11.1):

To the Company:

School Specialty, Inc.

W6316 Design Drive

P.O. Box 1579

Appleton WI 54912-1579

Attention:  Chief Legal Officer

Fax: 1-920-725-0998

Email: jffiv@franzoi.com

With a copy to:

Godfrey & Kahn, S.C.

780 N. Water St.

Milwaukee, WI  53202

Attention:

Dennis F. Connolly

Debra S. Koenig

Fax:  1-414-273-5198

Email:

dconnoll@gklaw.com

dkoenig@gklaw.com

And :

Franzoi & Franzoi, S.C.

514 Racine Street

Menasha, WI  54952

Attention:  Joseph F. Franzoi IV

Fax:  1-920-725-0998

Email:  jffiv@franzoi.com

To Executive:

Joseph M. Yorio

6573 Cherry Leaf Court

Mason, OH 45040

Email:  joeyorio@aol.com

With a copy to:

Reed Smith LLP

599 Lexington Avenue

22nd Floor

New York, NY 10022

Attention:  William N. Haddad

Fax:  1-212-521-5450

Email:  whaddad@reedsmith.com

Such notices and communications shall be deemed given upon personal delivery or receipt at the address, facsimile or email account of the party stated above or at any other address specified by such party to the other party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.

11.2

Entire Agreement; Amendment; Waiver.  This Agreement (including any documents referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter contemplated hereby.  Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

11.3

Headings.  The headings of sections and paragraphs of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

11.4

Attorneys’ Fees; Expenses.  Except as provided in Section 2.3(d), above, each party hereto shall bear and pay all of the respective fees, expenses and disbursements of their agents, representatives, accountants and counsel incurred in connection with negotiating this Agreement.  In a dispute between the Parties concerning the subject matter of this Agreement, including a dispute whether Executive has breached the terms of Articles IV, V, VI, VII, VIII, IX, or X, above, the reasonable attorneys’ fees, expenses and costs incurred by the prevailing party shall be paid by the other party to the prevailing party within thirty (30) days after conclusion of the litigation including any appeals.

11.5

Waiver of Breach.  The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

11.6

Severability.  If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and, to the extent allowed by law, such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the Parties expressed therein.

11.7

Governing Law.  This Agreement shall in all respects be construed according to the laws of the State of Wisconsin, without regard to its conflict of laws principles.

11.8

Future Cooperation.  Executive agrees that, during his employment and following the termination of Executive’s employment for any reason, Executive will cooperate with requests by the Company to assist in the defense or prosecution of any lawsuits or claims in which the Company, any Related Company or its officers, directors or employees may be or become involved and in connection with any internal investigation or administrative, regulatory or judicial proceeding, in each case which relates to matters occurring while Executive was employed by the Company, at such times and at such places as shall be mutually convenient for Executive and the Company, taking into account any employment commitments which Executive then has.  Executive shall be compensated by the Company at a rate comparable to that which he earned while an employee of the Company or that which he is currently earning, whichever is greater; provided, however, that Executive shall not be paid for such future cooperation during such time as Executive is receiving Severance Payments pursuant to Section 3.2(c) of this Agreement.

11.9

Compliance with Section 409A of the Code and the 409A Regulations.  This Agreement, and any ambiguity hereunder, shall be interpreted and administered so that any payments or benefits are either exempt from or avoid taxation under Section 409A of the Code, the 409A Regulations and any authority promulgated thereunder.  Executive acknowledges that the Company has made no representations as to the treatment of the compensation and benefits provided hereunder and the Executive has been advised to obtain his own tax advice.  Any term used in this Agreement which is defined in Code Section 409A or the 409A Regulations shall have the meaning set forth therein unless otherwise specifically defined herein.  Any obligations under this Agreement that arise in connection with Executive’s “termination of employment”, “termination” or other similar references shall only be triggered if the termination of employment or termination qualifies as a “separation from service” within the meaning of Section 1.409A-1(h) of the 409A Regulations.  Notwithstanding any other provision of this Agreement, if at the time of the termination of Executive’s employment, Executive is a “specified employee,” as defined in Section 409A or the 409A Regulations, and any payments upon such termination under this Agreement hereof will result in additional tax or interest to Executive under Code Section 409A, Executive will not be entitled to receive such payments until the date which is the earlier of six (6) months after the termination of Executive’s employment or (ii) Executive’s death.  Each amount or benefit payable pursuant to this

Agreement shall be deemed a separate payment for purposes of Section 409A and the 409A Regulations.

11.10

Successors.

(a)

This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)

This Agreement shall be assignable by the Company without the written consent of Executive and shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.

11.11

Acknowledgement of Representation.  Executive and the Company acknowledge that they have been represented by counsel of their own choosing and have received a full and complete explanation of their rights and obligations under this Agreement and, therefore, in the event of a dispute over the meaning of this Agreement or any provisions thereof, neither party shall be entitled to any presumption of correctness in favor of the interpretation advanced by such party or against the interpretation advanced by the other party.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

EXECUTIVE:

/s/ Joseph M. Yorio
Joseph M. Yorio

SCHOOL SPECIALTY, INC.:

By: /s/ James R. Henderson
Title: Chairman of the Board

Exhibit 10.2

SCHOOL SPECIALTY, INC.

2014 INCENTIVE PLAN

STOCK OPTION AGREEMENT

School Specialty, Inc. (the “Company”) hereby grants you an option (the “Option”) under the 2014 Incentive Plan of School Specialty, Inc. (the “Plan”).  Notwithstanding anything herein contained to the contrary, if the Plan is not approved by the Company’s stockholders, this Option shall be null and void and of no further effect.  The Option lets you purchase a specified number of shares of the Common Stock (the “Option Shares”), at price per share specified in Schedule I hereto (the “Exercise Price”).

Schedule I to this Agreement provides the details for your grant, including the number of Option Shares, the Exercise Price, the latest date the Option will expire (the “Term Expiration Date”), and any special rules that apply to your Option.  As specified in Schedule I, that the Company intends this Option to be a nonqualified stock option (“NQSO”), not subject to the rules contained in Code Section 422.

The Option is subject in all respects to the applicable provisions of the Plan.  This Agreement does not cover all of the rules that apply to the Option under the Plan, and the Plan defines any terms in this Agreement that this Agreement does not.

In addition to the terms and restrictions in the Plan, the following terms and restrictions apply to each Option:

Option

While your Option remains in effect under the Expiration section below,

Exercisability

you may exercise any exercisable portions of that Option (and buy the Option Shares) under the timing rules Schedule I specifies under “Option Exercisability Provisions.”

Method of

Subject to this Agreement and the Plan, you may exercise the Option (and only to

Exercise and

the extent such Option is vested and exercisable by providing a written notice (or

Payment for

notice through another previously approved method, which could include a

Shares

voice- or e-mail system) to the Assistant Secretary of the Company or to whomever the Administrator designates, on or before the date the Option expires.  Each such notice must satisfy whatever procedures then apply to the Option and must contain such representations (statements from you about your situation) as the Company requires.  You must, at the same time, pay the Exercise Price using one or more of the methods described below.  Please note that until the Company notifies you otherwise, or unless you indicate otherwise on your notice of option exercise, all exercises of the Option will be done on a “Net Exercise” basis, which is the preferred method under the Plan.

Net Exercise

The Company delivers the number of shares to you that equals the number of Option Shares for which the Option was exercised, reduced by the number of whole shares of common stock with a Fair Market Value on the date of exercise equal to the Exercise Price and the minimum tax withholding required by law; to the extent the combined value of the whole shares of common stock, valued at their Fair Market Value on the date of exercise, is not sufficient to equal the Exercise Price and minimum tax withholding obligation, the Company will withhold the additional amount from your next pay check, or if you are not employed by the Company, you must pay the

NY 75042856v2

additional amount in cash to the Company before delivery of the shares will be made to you;

Cashless

an approved cashless exercise method, including directing

Exercise

the Company to send the stock certificates (or other acceptable evidence of ownership) to be issued under the Option to a licensed broker acceptable to the Company as your agent in exchange for the broker’s tendering to the Company cash (or acceptable cash equivalents) equal to the Exercise Price and any required tax withholdings (at the minimum required level); or

Cash/Check

cash, a cashier’s or certified check in the amount of the Exercise Price, and any required tax withholdings, payable to the order of the Company.

Expiration

You cannot exercise the Option after it has expired.  The Option will expire no later than the close of business on the Term Expiration Date shown on Schedule I. The “Option Expiration Rules” in Schedule I provide the circumstances under which the Option will terminate before the Term Expiration Date because of, for example, your termination of employment.  The Administrator can override the expiration provisions of Schedule I.

Compliance

You may not exercise the Option if the Company’s issuing stock upon with Law

such exercise would violate any applicable federal or state securities laws or other laws or regulations.  You may not sell or otherwise dispose of the Option Shares in violation of applicable law.  As part of this prohibition, you may not use the Cashless Exercise method if the Company’s insider trading policy then prohibits you from selling to the market.

Additional

The Company may postpone issuing and delivering any Option Shares

Conditions

for so long as the Company determines to be advisable to satisfy the to Exercise

following:

•

its completing or amending any securities registration or qualification of the Option Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

•

its receiving proof it considers satisfactory that a person seeking to exercise the Option after your death or Disability (as defined in Schedule I) is authorized and entitled to do so;

•

your complying with any requests for representations under the Plan; and

•

your complying with any federal or state tax withholding obligations.

Additional

If you exercise the Option at a time when the Company does not have a

Representations

current registration statement (generally on Form S-8) under the from You

Securities Act of 1933 (the “Act”) that covers issuances of shares to you, you must comply with the following before the Company will issue the Option Shares to you.  You must —

•

represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the Option Shares for your own account and not with a view to reselling or distributing the Option Shares; and

•

agree that you will not sell, transfer, or otherwise dispose of the Option Shares unless:

-

a registration statement under the Act is effective at the time of disposition with respect to the Option Shares you propose to sell, transfer, or otherwise dispose of; or

-

the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

No Effect on

Nothing in this Agreement restricts the Company’s rights or those of any

Employment

of its affiliates to terminate your employment or other relationship at any or Other

time, with or without cause.  The termination of employment or other

Relationship

relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan and any applicable employment or severance agreement or plan.

Not a Stockholder

You understand and agree that the Company will not consider you a stockholder, and you have not have any rights or privileges of a stockholder for any purpose with respect to any of the Option Shares unless and until you have exercised the Option, paid for the shares, and received evidence of ownership.

Governing Law

The laws of the State of Wisconsin will govern all matters relating to this Agreement, without regard to the principles of conflict of laws, except to the extent superseded by the laws of the United States of America.

Notices

Any notice you give to the Company must follow the procedures then in effect under the Plan and this Agreement.  If no other procedures apply, you must deliver your notice in writing by hand or by mail to the office of the Assistant Secretary.  If mailed, you should address it to the Company’s Assistant Secretary at the Company’s then corporate headquarters, unless the Company directs optionees to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice.  The Company will address any notices to you at your office or home address as reflected on the Company’s personnel or other business records.  You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to optionees.

Plan Governs

Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control; provided, however, that this Agreement may impose greater restrictions on, or grant lesser rights, than the Plan.

SCHOOL SPECIALTY, INC.

2014 INCENTIVE PLAN

STOCK OPTION AGREEMENT

OPTIONEE ACKNOWLEDGMENT

I acknowledge that I have received a copy of the Plan and this Agreement (including Schedule I).  I represent that I have read and am familiar with the  terms of the Plan and this Agreement (including Schedule I).  By signing where indicated below, I accept the Option subject to all of the terms and provisions of this Agreement (including Schedule I) and the Plan, as may be amended in accordance with its terms.  I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan and this Agreement with respect to the Option.

NO ONE MAY SELL, TRANSFER, OR DISTRIBUTE THE OPTION OR THE SECURITIES THAT MAY BE PURCHASED UPON EXERCISE OF THE OPTION WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO SCHOOL SPECIALTY, INC. OR OTHER INFORMATION AND REPRESENTATIONS SATISFACTORY TO SCHOOL SPECIALTY, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

Employee By: /s/ Joseph M. Yorio Joseph M. Yorio Date: April 24, 2014	SCHOOL SPECIALTY, INC. By: James R. Henderson Title: Chairman of the Board Date: April 24, 2014

 Grant No. 1

SCHOOL SPECIALTY, INC.
2014 INCENTIVE PLAN
STOCK OPTION AGREEMENT

SCHEDULE I

Optionee Information:

Name:

Joseph M. Yorio

Option Information:

Option:  32,608 Option Shares

Exercise Price per Share: $130.00

Date of Grant:  April 24, 2014

Term Expiration Date:  April 24, 2024

Type of Option:  Nonqualified Stock Options

Option Vesting Provisions

Except as otherwise provided in the Plan and this Agreement, the Option will vest as to one-fourth of the Option Shares on each of the first, second, third and fourth anniversaries of the Date of Grant.

Option Exercisability Provisions

No portion of this Option may be exercised until such portion vests, and then only in accordance with the Plan and this Agreement.  Any unvested portions of the Option will vest and become exercisable in the event your employment is terminated by the Company without “Cause” (as defined in the Employment Agreement between the Company and you dated as of April 23, 2014 (the “Employment Agreement”)) or by you for “Good Reason” (as defined in the Employment Agreement), both within 18 months after a Change in Control.

Option Expiration Rules

Any unvested portions of the Option will expire immediately after you cease to be employed by the Company, after taking into account any accelerated vesting as provided above. Any vested and exercisable portions of the Option will remain exercisable until the earliest of the following to occur, and then immediately expire:

•

termination of your employment by the Company for Cause upon your voluntary termination of employment or termination upon nonextension or expiration of your Employment Agreement

•

on the 90th day after termination of employment by the Company without Cause or your resignation with Good Reason

•

the earlier of (i) 180 days after your termination of

employment due to a Disability (as defined in the Employment Agreement) and (ii) 30 days after you cease to have a Disability that resulted in the termination of your employment

•

180 days after termination of your employment due to your death

•

if you violate Articles IV, V, VI, VII, VIII, IX or X of the Employment Agreement

•

the Term Expiration Date

Exhibit 10.3

2014 INCENTIVE PLAN
OF SCHOOL SPECIALTY, INC.
(EFFECTIVE APRIL 24, 2014)

(Approved by the Board of Directors on April 24, 2014 and subject to stockholders’ approval at the 2014 Annual Meeting)

1.

PURPOSE OF THE PLAN

The purpose of this 2014 Incentive Plan of School Specialty, Inc. (this “Plan”) is to enable School Specialty, Inc., a Delaware corporation (the “Company”), to attract, retain and motivate its Directors, Employees and Consultants, and to further align the interests of such persons with those of the stockholders of the Company by providing for or increasing the proprietary interest of such persons in the Company.

2.

PERSONS ELIGIBLE UNDER PLAN

Any person who is a Director, Employee or Consultant of the Company as determined, in its discretion and for purposes only of this Plan, by the Administrator (an “Eligible Person”), shall be eligible to be considered for the grant of Awards hereunder. A “Participant” is any current or former Eligible Person to whom an Award has been made and any person (including any estate) to whom an Award has been assigned or transferred pursuant to Section 15 of the Plan.

3.

DEFINITIONS

Unless the context otherwise requires, the following terms shall have the meanings set forth below:

(a)

“Administrator” means the Board of Directors or committee thereof as will be administering the Plan, in accordance with Section  of the Plan.

(b)

“Award” shall mean an Incentive Bonus, Option, Restricted Stock, Restricted Stock Unit, or SAR granted under the Plan.

(c)

“Board of Directors” shall mean the entire board of directors of the Company.

(d)

“Cause” means a (i) conviction of a felony or misdemeanor involving moral turpitude, or (ii) willful gross neglect or willful gross misconduct in carrying out the individual’s duties, resulting in material economic harm to the Company or any Successor.

(e)

“Change in Control” shall mean the first to occur of the following:

(1)

the merger or consolidation of the Company with or into another corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 66 2/3% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation;

(2)

the acquisition, directly or indirectly, by another entity, person or group, of 66 2/3% or more of the Company’s then outstanding voting stock;

(3)

the liquidation or dissolution of the Company;

(4)

during any period of 12 consecutive months, individuals who at the beginning of such 12-month period constituted the Board of Directors (together with any new Directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office, provided, however, that a Change in Control will not be deemed to have occurred in respect of a merger in which (x) the Company is the surviving corporation, (y) no person or group acquires, directly or indirectly, 66 2/3% or more of the Company’s outstanding voting stock and (z) the Shares outstanding prior to the merger remain outstanding thereafter; and provided further, that a merger or consolidation will not be considered a Change in Control if such transaction results only in the reincorporation of the Company in another jurisdiction or its restructuring into holding company form;

(5)

A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any entity, person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this Section , the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (a) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (b) an entity, person or group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (c) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by an entity, person or group described in this Section .  For purposes of this Section , gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(f)

“Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)

 “Company” has the meaning set forth in Section 1 of the Plan.

(h)

“Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(i)

“Director” means a member of the Board of Directors of the Company.

(j)

“Disability” shall mean (i) a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) a Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

(k)

“Eligible Person” has the meaning set forth in Section 2 of the Plan.

(l)

“Employee” shall mean an individual who is an employee of the Company or a Subsidiary.

(m)

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(n)

“Good Reason” shall mean (i) a material diminution in a Participant’s authority or duties, (ii) a material reduction in a Participant’s base salary (excluding, however, any reduction made in connection with, and proportionate to, a Company-wide reduction), or (iii) a material change in a Participant’s location of employment (excluding any required relocation within a 50-mile radius of such location of employment); provided, however, that the Participant has given notice of the existence of the good reason condition within 60 days of its occurrence, and the Company has been given at least 30 days to remedy the condition and has failed to do so.

(o)

“Grant Value” of a SAR means the dollar value assigned to the SAR by the Administrator on the date the SAR is granted under the Plan.

(p)

“Incentive Bonus” means a bonus opportunity awarded under Section  of the Plan pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Incentive Bonus Agreement.

(q)

“Incentive Bonus Agreement” shall mean the agreement whereby the Company’s grant of an Incentive Bonus to a Participant is confirmed.

(r)

“Incentive Stock Option” shall mean an option to purchase Shares which complies with the provisions of Section 422 of the Code.

(s)

 “Fair Market Value” shall mean the average of the closing bid and asked prices of the common stock on the OTCQB Marketplace (or if the common stock is not then traded on the OTCQB Marketplace, the average of the closing bid and asked prices on such other exchange or inter-dealer quotation system on which the common stock is listed) as reported in any commonly-accepted electronic medium or other authoritative source on the indicated date.  If no sales of common stock were made on said marketplace (or other exchange or inter-dealer quotation system) on that date, Fair Market Value shall mean the average of the closing bid and asked prices of common stock as reported for the most recent preceding day on which sales of common stock were made on said marketplace (or other exchange or inter-dealer quotation system), or, failing any such sales within two weeks prior to the indicated date, such other fair market value as the Administrator may determine in conformity with pertinent law and regulations of the Treasury Department.

(t)

 “OTCQB Marketplace” means the OTCQB Marketplace or such other marketplace, stock exchange or quotation system on which Shares are listed or quoted.

(u)

“Nonqualified Stock Option” shall mean an option to purchase Shares which does not comply with the provisions of Section 422 of the Code or which is designated as such pursuant to Section  of the Plan.

(v)

“Option” shall mean an Incentive Stock Option or Nonqualified Stock Option granted under the Plan.

(w)

“Option Agreement” shall mean the agreement whereby the Company’s grant of an Option to a Participant is confirmed.

(x)

“Participant” has the meaning set forth in Section  of the Plan.

(y)

“Plan” has the meaning set forth in Section  of the Plan.

(z)

“Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator in the Award: (a) cash flow, (b) earnings per share, (c) EBITDA (earnings before interest, taxes, depreciation and amortization), (d) Adjusted EBITDA (operating profit adjusted to exclude non-cash expenses of depreciation, amortization, pension expense, stock compensation expense and management incentive cash compensation plan provisions), (e) return on equity, (f) total stockholder return, (g) return on capital, (h) return on assets or net assets, (i) revenue or sales, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin, (n) return on operating revenue, (o) market share, (p) share price, and (q) average working capital as a percentage of sales.  The Administrator may specify any reasonable definition of the Qualifying Performance Criteria it uses at the time the goals for such Qualifying Performance Criteria goals are set.  The Administrator shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv)

accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in the audited financial statements of the Company for the applicable year.

(aa)

“Restricted Period” has the meaning set forth in Section  of the Plan.

(bb)

“Restricted Stock” shall mean Shares granted to a Participant by the Administrator which are subject to restrictions imposed under Section  of the Plan.

(cc)

“Restricted Stock Agreement” shall mean the agreement whereby the Company’s grant of shares of Restricted Stock to a Participant is confirmed.

(dd)

“Restricted Stock Unit” shall mean shall mean a right to receive one Share from the Company in accordance with, and subject to, Section  of the Plan.

(ee)

“Restricted Stock Unit Agreement” shall mean the agreement whereby the Company’s grant of Restricted Stock Units to a Participant is confirmed.

(ff)

“SAR” shall mean a stock appreciation right with respect to one Share granted under Section  of the Plan.

(gg)

“SAR Agreement” shall mean the agreement whereby the Company’s grant of SARs to a Participant is confirmed.

(hh)

“Service Provider” means an Employee, Director or Consultant.

(ii)

“Share” or “Shares” shall mean the $0.001 par value of common stock of the Company.

(jj)

“Subsidiary” shall mean any subsidiary entity of the Company, including without limitation, a subsidiary corporation of the Company as defined in Section 424(f) of the Code.

(kk)

“Successor” means any acquiror of all or substantially all of the stock, assets or business of the Company.

(ll)

“Valuation Date” has the meaning set forth in Section  of the Plan.

Words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine.

4.

ELIGIBILITY AND AWARDS AVAILABLE UNDER THE PLAN

(a)

Eligible Persons shall be eligible to receive Incentive Bonuses, Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units, and SARs under the Plan.  In determining the Eligible Persons to whom Awards shall be granted and the number of Shares to be covered by each Award, the Administrator may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company, and other such factors as the Administrator in its discretion shall deem relevant.

(b)

The Administrator shall have sole authority in its discretion, but always subject to the express provisions of the Plan and applicable law, to determine the Eligible Persons to whom Awards are granted under the Plan and the terms and provisions of each such Award, and to make all other determinations and interpretations deemed necessary or advisable for the administration of the Plan.  The Administrator’s determination of the foregoing matters shall be conclusive and binding on the Company, all Participants and all other persons.

(c)

A Participant may be granted additional Awards under the Plan if the Administrator shall so determine subject to the limitations contained in Section .

5.

SHARES RESERVED UNDER PLAN

(a)

The aggregate number of Shares which may be issued under the Plan pursuant to the exercise of Options, the payment of Incentive Bonuses, the grant of Restricted Stock, and pursuant to the settlement of Restricted Stock Units shall not exceed 150,000 Shares, which may be treasury Shares or authorized but unissued Shares, or a combination of the two, subject to adjustment as provided in Section  hereof.  For purposes of determining the maximum number of Shares available for issuance under the Plan, (1) any Shares which have been issued as Restricted Stock which are forfeited to the Company shall be treated, following such forfeiture, as Shares which have not been issued; (2) upon the exercise of an Option granted under the Plan, the full number of Options exercised at such time shall be treated as Shares issued under the Plan, notwithstanding that a lesser amount of Shares or cash representing Shares may have been actually issued or paid upon such exercise; and (3) upon the exercise of a SAR granted under the Plan, the full number of SARs exercised at such time shall not be treated as Shares issued under the Plan.  For the sake of clarity, Shares withheld to satisfy taxes and Shares used to exercise an Option, either directly or by attestation, shall be treated as issued hereunder, and if an Option is exercised by using the net exercise method in accordance with Section , the gross number of Shares for which the Option is exercised shall be treated as issued for purposes of counting the Shares available for issuance under this Plan, not just the net Shares issued to the Participant after reduction for the exercise price and any required withholding tax.  Further, for the avoidance of doubt, any Shares purchased by the Company using proceeds from Option exercises shall not be included in the number of Shares available under this Plan.

(b)

No individual Participant shall be eligible to receive grants of Options for more than an aggregate of 50,000 Shares during any calendar year (subject to adjustment as provided in Section  hereof).

(c)

The aggregate number of shares of Restricted Stock that are subject to vesting based on Qualifying Performance Criteria, plus the number of Restricted Stock Units that are subject to vesting based on Qualifying Performance Criteria granted to any one

Participant during any calendar year shall be limited to 25,000 (subject to adjustment as provided in Section  hereof.)

(d)

In no event shall the number of Shares issued pursuant to the exercise of Incentive Stock Options exceed 150,000 Shares (subject to adjustment as provided in Section  hereof).

6.

ADMINISTRATION OF THE PLAN

(a)

Different committees with respect to different groups of Service Providers may administer the Plan.

(b)

To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(c)

To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(d)

Other than as provided above, the Plan will be administered by (A) the Board of Directors or (B) a committee of the Board of Directors, which committee will be constituted to satisfy applicable laws.

(e)

The Administrator may designate the Secretary of the Company or other Company employees to assist the Administrator in the administration of this Plan, and may grant authority to such persons to execute agreements or other documents evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Administrator or the Company.

7.

OPTIONS

Options granted under this Plan shall be subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine, including the following:

(a)

Types of Options.    An Option to purchase Shares granted pursuant to this Plan shall be specified to be either an Incentive Stock Option or a Nonqualified Stock Option.  Any grant of an Option shall be confirmed by the execution of an Option Agreement.  An Option Agreement may include both an Incentive Stock Option and a Nonqualified Stock Option, provided each Option is clearly identified as either an Incentive Stock Option or a Nonqualified Stock Option.

(b)

Maximum Annual Grant of Incentive Stock Options to Any Participant.  The aggregate Fair Market Value (determined at the time the Incentive Stock Option is granted in accordance with applicable law) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year under this Plan (and under all other plans of the Company or any Subsidiary) shall not exceed $100,000 or any lower limit set forth in the Code from time to time.

(c)

Option Exercise Price.    The per share purchase price of the Shares under each Option granted pursuant to this Plan shall be determined by the Administrator but shall in all cases be equal to or greater than the Fair Market Value per Share on the date of grant of such Option.

(d)

Exercise.    An Option Agreement may provide for exercise of an Option in such amounts and at such times as shall be specified therein; provided, however, except as provided in Section , below, or as otherwise determined by the Administrator, no Option granted to a Service Provider may be exercised unless that person is then rendering services to the Company or a Subsidiary and shall have been continuously so rendering services since its date of grant.  Except as otherwise permitted by the Administrator, an Option shall be exercisable by a Participant giving written notice of exercise to the Secretary of the Company accompanied by payment of the required exercise price.

(e)

Vesting.  Options granted under this Plan shall be exercisable at such time and in such installments during the period prior to the expiration of the Option’s term as determined by the Administrator.   The Administrator shall have the right to make the ability to exercise any Option granted under this Plan subject to such performance requirements as deemed appropriate by the Administrator.

(f)

Payment of Exercise Price.  The exercise price shall be payable in whole or in part in cash, Shares held by the Participant, other property, or such other consideration consistent with the Plan’s purpose and applicable law as may be determined by the Administrator from time to time. Unless otherwise determined by the Administrator, such price shall be paid in full at the time that an Option is exercised. If the Participant elects to pay all or a part of the exercise price in Shares, such Participant may make such payment by delivering to the Company a number of Shares already owned by the Participant, either directly or by attestation, which are equal in value to the purchase or exercise price. All Shares so delivered shall be valued at the Fair Market Value as of the business day immediately preceding the date on which such Shares are delivered.  The Administrator may, in its discretion, permit a Participant to exercise an Option under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan.  The Administrator may, in its discretion, permit a Participant to exercise an Option on a “net exercise” basis. In such case, the Company will deliver that number of Shares to the Participant which equals the number of Shares for which the Option was exercised, reduced by the number of whole Shares (which the Company shall retain) with a value on the date of exercise (based on the Fair Market Value as of the business day immediately preceding the date of exercise) equal to the exercise price and the required withholding tax at the time of exercise. To the extent the combined value of the whole Shares (valued at the Fair Market Value as of the business day immediately preceding the date of exercise) is not sufficient to equal the exercise price and required withholding tax, the Participant must pay such difference in cash to the Company before delivery of the Shares will be made to the Participant.

(g)

Termination of Relationship as a Service Provider.    Except as determined otherwise by the Administrator at the time of grant:

(1)

Any Participant who ceases to be a Service Provider due to Disability shall have one year from the date of such cessation to exercise any Option granted hereunder as to all or part of the Shares subject to such Option; provided, however, that no Option shall be exercisable subsequent to ten years after its date of grant, and provided further that on the date the Participant ceases to be a Service Provider, he or she then has a present right to exercise such Option;

(2)

In the event of the death of a Participant while a Service Provider, any Option, as to all or any part of the Shares subject to such Option, granted to such Service Provider shall be exercisable:

(A)

for one year after the Participant’s death, but in no event subsequent to ten years from its date of grant;

(B)

only (i) by the deceased Participant’s designated beneficiary (such designation to be made in writing at such time and in such manner as the Administrator shall approve or prescribe), or, (ii) if the deceased Participant dies without a surviving designated beneficiary, by the personal representative, Administrator, or other representative of the estate of the deceased Participant, or (iii) by the person or persons to whom the deceased Participant’s rights under the Option shall pass by will or the laws of descent and distribution; and

(C)

only to the extent that the deceased Participant would have been entitled to exercise such Option on the date of the Participant’s death.

(3)

A Participant who holds an Option who has designated a beneficiary for purposes of Section (i), above, may change such designation at any time, by giving written notice to the Administrator, subject to such conditions and requirements as the Administrator may prescribe in accordance with applicable law.

(4)

If a Participant ceases to be a Service Provider for any other reason except termination of employment for Cause, then any Option, as to all or any part of the Shares subject to such Option, granted to such Participant shall be exercisable for three months after such cessation; provided, however, that no Option shall be exercisable subsequent to ten years after its date of grant, and provided further that on the date the Participant ceases to be a Service Provider, he or she then has a present right to exercise such Option.

(5)

If a person ceases to be a Service Provider because of a termination of employment for Cause, to the extent an Option is not effectively exercised prior to such cessation, it shall lapse immediately upon such cessation.

(h)

Term of Options.   In no event shall an Option be exercisable after the ten-year anniversary of the grant of such Option.  Every Option that has not been exercised within ten years of its date of grant shall lapse upon the expiration of said ten-year period unless it shall have lapsed at an earlier time.

(i)

Nature of Options.  No Participant shall have any interest in any fund or in any specific asset or assets of the Company by reason of any Options granted hereunder, or any right to exercise any of the rights or privileges of a stockholder (including, but not limited to, voting rights or entitlement to dividends) with respect to any Options until Shares are issued in connection with any exercise.

8.

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

Restricted Stock or Restricted Stock Units granted under this Plan shall be subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine, including the following:

(a)

Grants.    The terms of any grant of Restricted Stock or Restricted Stock Units shall be confirmed by the execution of a Restricted Stock Agreement or a Restricted Stock Unit Agreement.

(b)

Restrictions on Restricted Stock.    Restricted Stock may not be sold, assigned, conveyed, donated, pledged, transferred or otherwise disposed of or encumbered for the period determined by the Administrator (the “Restricted Period”), subject to the provisions of this Section . In the event that a Participant shall sell, assign, convey, donate, pledge, transfer or otherwise dispose of or encumber the Restricted Stock, said Restricted Stock shall, at the Administrator’s option, and in addition to such other rights and remedies available to the Administrator (including the right to restrain or set aside such transfer), be forfeited to the Company upon written notice to the transferee thereof at any time within ninety (90) days after its discovery of such transaction.

(c)

Vesting Conditions.  The Administrator shall determine the conditions under which Restricted Stock or Restricted Stock Units shall vest, including the satisfaction of performance criteria or the continuation of employment or services for the Company.  The Administrator may set vesting conditions based upon the achievement of specific performance objectives, the continued employment of a Participant, or both.  For purposes of qualifying Restricted Stock or Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator may set performance conditions based upon the achievement of Qualifying Performance Criteria. In such event, the Qualifying Performance Criteria shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock or Restricted Stock Units to qualify as “performance-based compensation” under Section 162(m) of the Code and the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock or Restricted Stock Units under Section 162(m) of the Code, including, without limitation, written certification by the Administrator that the performance objectives and other applicable conditions have been satisfied before the Restricted Period shall end or the Restricted Stock Units are paid.

(d)

Termination of Relationship as a Service Provider.    Except as determined otherwise by the Administrator at the time of grant, if a Participant ceases to be a Service Provider for any reason, all Restricted Stock and unvested Restricted Stock Units held by such Participant shall be forfeited to the Company.

(e)

Discretionary Adjustments.  Notwithstanding satisfaction of any performance goals, the number of Shares granted, issued, retainable, or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may be reduced by the Administrator on the basis of such further considerations as the Administrator shall determine.

(f)

No Rights as Stockholders for Participants Holding Restricted Stock Units.    No Participant shall have any interest in any fund or in any specific asset or assets of the Company by reason of any Restricted Stock Units granted hereunder, nor any right to exercise any of the rights or privileges of a stockholder with respect to any Restricted Stock Units or any Shares distributable with respect to any Restricted Stock Units until such Shares are so distributed.

(g)

Dividends and Distributions with Respect to Restricted Stock.  Except as otherwise provided by the Administrator, a Participant who holds Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to the Restricted Stock, if any, until the Restricted Stock is forfeited or otherwise transferred back to the Company.  Dividends payable by the Company to public stockholders in cash shall, with respect to any unvested shares of Restricted Stock, be paid in cash on or about the date such dividends are payable to public stockholders, subject to any applicable tax withholding requirements.

(h)

Distribution of Shares with Respect to Restricted Stock Units.  Each Participant who holds Restricted Stock Units shall be entitled to receive from the Company one Share for each Restricted Stock Unit, as adjusted from time to time in the manner set forth in Section , below.  However, the Company, as determined in the sole discretion of the Administrator at the time of grant, shall be entitled to settle its obligation to deliver Shares by instead making a payment of cash substantially equal to the Fair Market Value of the Shares it would otherwise be obligated to deliver, or by the issuance of a combination of Shares and cash, in the proportions determined by the Administrator, substantially equal to the Fair Market Value of the Shares the Company would otherwise be obligated to deliver.  The Fair Market Value of a Share for this purpose will mean the Fair Market Value on the business day immediately preceding the date of the cash payment.  Except as otherwise determined by the Administrator at the time of the grant, Restricted Stock Units shall vest and Shares shall be distributed to the Participant in respect thereof as of the vesting date; provided, however, if any grant of Restricted Stock Units to a Participant who is subject to U.S. federal income tax is nonqualified deferred compensation for purposes of Section 409A of the Code, cash or Shares shall only be distributed in a manner such that Section 409A of the Code will not cause the Participant to become subject to penalties and/or interest thereunder.

(i)

Dividends and Distributions with Respect to Restricted Stock Units.    Except as otherwise provided by the Administrator, a Participant who holds Restricted Stock Units shall not be entitled to receive any dividends, dividend equivalents, or other distributions paid with respect to Shares.

9.

SARS

Each SAR granted under this Plan shall be subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine, including the following:

(a)

Grants.    The terms of any grant of SARs shall be confirmed by the execution of a SAR Agreement.

(b)

Grant Value.    The Grant Value of each SAR granted pursuant to this Plan shall be determined by the Administrator and shall in all cases be equal to or greater than the Fair Market Value per Share on the date of grant of such SAR.

(c)

Exercise.    An SAR Agreement may provide for exercise of a SAR by a Participant in such amounts and at such times as shall be specified therein.  Except as otherwise permitted by the Administrator, a SAR shall be exercisable by a Participant by such Participant giving written notice of exercise to the Secretary of the Company.

(d)

Vesting.   SARs shall be exercisable at such times and in such installments during the period prior to the expiration of the SAR term as determined by the Administrator.  The Administrator shall have the right to make the timing of the ability to exercise any SAR granted under this Plan subject to such performance requirements as deemed appropriate by the Administrator.

(e)

Rights on Exercise.    A SAR shall entitle the Participant to receive from the Company an amount in cash substantially equal to the excess of the Fair Market Value of one share as of the business day immediately preceding the date of exercise (the “Valuation Date”) over the Grant Value for such SAR as set forth in the applicable SAR Agreement, multiplied by the number of SARs exercised.

(f)

Term of SARs.  In no event shall a SAR be exercisable after the ten-year anniversary of the grant of such SAR.  Every SAR that has not been exercised within ten years of its date of grant shall lapse upon the expiration of said ten-year period unless it shall have lapsed at an earlier date.

(g)

Termination of Relationship as a Service Provider.    Except as determined otherwise by the Administrator at the time of grant:

(1)

Any Participant who ceases to be a Service Provider due to Disability shall have one year from the date of such cessation to exercise any SAR granted hereunder; provided, however, that no SAR shall be exercisable subsequent to ten years after its date of grant, and provided further that on the date the Participant ceases to be a Service Provider, he or she then has a present right to exercise such SAR.

(2)

In the event of the death of a Participant while a Service Provider, any SAR granted to such Participant shall be exercisable:

(A)

For one year after the Participant’s death, but in no event later than ten years from its date of grant;

(B)

only (i) by the deceased Participant’s designated beneficiary (such designation to be made in writing at such time and in such manner as the Administrator shall approve or prescribe), (ii) if the deceased Participant dies without a surviving designated beneficiary, by the personal representative, administrator, or other representative of the estate of the deceased Participant, or (iii) by the person or persons to whom the deceased Participant’s rights under the SAR shall pass by will or the laws of descent and distribution; and

(C)

only to the extent that the deceased Participant would have been entitled to exercise such SAR on the date of the Participant’s death.

(3)

A Participant who holds a SAR who has designated a beneficiary for purposes of Section (i), above, may change such designation at any time, by giving written notice to the Administrator, subject to such conditions and requirements as the Administrator may prescribe in accordance with applicable law.

(4)

If a Participant ceases to be a Service Provider for any other reason except termination of employment for Cause, then any SAR granted to such Participant shall be exercisable for three months after such cessation; provided, however, that no SAR shall be exercisable subsequent to ten years after its date of grant, and provided further that on the date the person ceases to be a Service Provider, he or she then has a present right to exercise such SAR.

(5)

If a person ceases to be a Service Provider because of a termination of employment for Cause, to the extent an SAR is not effectively exercised prior to such cessation, it shall lapse immediately upon such cessation.

(h)

Nature of SARs.  No Participant shall have any interest in any fund or in any specific asset or assets of the Company by reason of any SARs granted hereunder, or any right to exercise any of the rights or privileges of a stockholder (including, but not limited to, voting rights or entitlement to dividends) with respect to any SARs.

10.

INCENTIVE BONUSES

Each Incentive Bonus granted under this Plan shall be subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine, including the following:

(a)

Incentive Bonuses in General.  Each Award of an Incentive Bonus will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of one year or greater.

(b)

Incentive Bonus Agreement. The terms of any grant of an Incentive Bonus shall be confirmed by the execution of an Incentive Bonus Agreement.  Each Incentive Bonus Agreement shall contain provisions regarding (a) the target and maximum amount payable to the Participant as an Incentive Bonus, (b) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (c)

the term of the performance period as to which performance shall be measured for determining the amount of any payment, (d) the timing of any payment earned by virtue of performance, (e) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (f) forfeiture provisions, and (g) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Administrator. The maximum amount payable as an Incentive Bonus may be a multiple of the target amount payable, but the maximum amount payable pursuant to that portion of an Award of an Incentive Bonus granted under this Plan for any fiscal year to any Participant that is intended to satisfy the requirements for “performance based compensation” under Code Section 162(m) shall not exceed $2,500,000.

(c)

Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Award of an Incentive Bonus, which criteria may be based on financial performance, personal performance evaluations, or both. The Administrator may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m). Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the Award of an Incentive Bonus is granted.  The Administrator shall certify the extent to which any Qualifying Performance Criteria have been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m).

(d)

Timing and Form of Payment. The Administrator shall determine the timing of payment of any Incentive Bonus, provided that the timing of such payment shall satisfy an exception to Code Section 409A or, if no such exception is available, the timing of such payment shall comply with the requirements of Code Section 409A.  Payment for any Incentive Bonus shall be made in cash, Shares or a combination thereof as determined by the Administrator.

(e)

Discretionary Adjustments.  Notwithstanding satisfaction of any Qualifying Performance Criteria, the amount paid under an Award of an Incentive Bonus on account of either financial performance or personal performance evaluations may be reduced by the Administrator on the basis of such further considerations as the Administrator shall determine.

11.

LAWS AND REGULATIONS

Each Incentive Bonus Agreement, Option Agreement, Restricted Stock Agreement, Restricted Stock Unit Agreement, and SAR Agreement shall contain such representations, warranties and other terms and conditions as shall be necessary in the opinion of counsel to the Company to comply with all applicable federal and state securities laws.  The Company shall have the right to delay the issue or delivery of any Shares under the Plan until (a) the completion of such registration or qualification of such Shares under any federal or state law, ruling or regulation as the Company shall determine to be necessary or advisable, and (b) receipt from the Participant of such documents and information as the Administrator may deem necessary or appropriate in connection with such registration or qualification.

12.

ADJUSTMENT PROVISIONS

(a)

Share Adjustments.    In the event of any stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of shares, or the like, as a result of which shares of any class are issued in respect of the outstanding Shares, or the Shares are changed into the same or a different number of the same or another class of stock, or into securities of another person, cash or other property (not including a regular cash dividend), the total number of Shares authorized to be offered in accordance with Section  and the other limitations contained in Section , the number of Shares subject to each outstanding Option, the number of Shares of Restricted Stock then held by each Participant, the number of shares to which each then outstanding SAR relates, the number of shares to which each outstanding Award of Restricted Stock Unit relates, the exercise price applicable to each outstanding Option and the Grant Value of each outstanding SAR shall be appropriately adjusted as determined by the Administrator.

(b)

Binding Effect.    Any adjustment, waiver, conversion or other action taken by the Administrator under this Section  shall be conclusive and binding on all Participants and all other persons.

13.

CORPORATE TRANSACTIONS OR CHANGES OF CONTROL

(a)

Merger, Consolidation or Reorganization.  In the event of the consummation of a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation or a merger, consolidation or reorganization involving the Company in which the common stock ceases to be publicly traded, the Administrator may, subject to the approval of the Board of Directors, or the board of directors of any corporation assuming the obligations of the Company hereunder, take action regarding each outstanding and unexercised Award pursuant to either clause (1) or (2) below:

(1)

Appropriate provision may be made for the protection of such stock-based Award by the substitution on an equitable basis of appropriate shares of the surviving or related corporation, provided that, for Options or SARs, the excess of the aggregate Fair Market Value of the Shares subject to such Award immediately before such substitution over the exercise price or Grant Value thereof, if any, is not more than the excess of the aggregate Fair Market Value of the substituted shares made subject to such Award immediately after such substitution over the exercise price thereof, if any; or

(2)

The Administrator may cancel such Award.  In the event any Option or SAR is canceled, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the Participant an amount of cash (less normal withholding taxes) equal to the excess of (i) the value, as determined by the Administrator, of the property (including cash) received by the holder of a Share as a result of such event over (ii) the exercise price of such Option or Grant Value of such SAR, multiplied by the number of shares subject to such Option or the number of SARs (including, in the sole discretion of the Administrator, any unvested portion).  In the event any other Award is canceled, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the Participant an amount of cash or stock, as determined by the Administrator, based upon the value, as determined by the Administrator, of the property (including cash) received by the holder of a Share as a result of such event (including, in the sole discretion of the Administrator, payment for any unvested portion).  No payment shall be made to a Participant for any Option or SAR if the exercise price for such Option or Grant Value of such SAR exceeds the value, as determined by the Administrator, of the property (including cash) received by the holder of a share of Company Stock as a result of such event.  Except as otherwise provided by the Administrator, determination of any payment under this Section  for an Award that is subject to Qualifying Performance Criteria shall be based upon achievement at the target level of performance.

(b)

Effect of Change in Control upon Certain Awards.  Except as otherwise determined by the Administrator, or except where a Participant’s entitlement to an Award is subject to Qualifying Performance Criteria, upon a Participant’s involuntary termination of employment without Cause or a voluntary termination of the Participant’s employment for Good Reason within twelve months following a Change in Control, all Awards will become fully vested, and for Options and SARs, immediately exercisable.  In the case of an Award under which a Participant’s entitlement to the Award is subject to the achievement of Qualifying Performance Criteria, except as otherwise determined by the Administrator, upon the occurrence of a Change in Control, the Participant shall be deemed to have satisfied the Qualifying Performance Criteria at the target level of performance and such Award shall continue to vest based upon the time-based service vesting criteria, if any, to which the Award is subject.  For Awards described in the preceding sentence that are assumed or maintained by the acquiring or surviving company following a Change in Control, except as otherwise determined by the Administrator, upon a Participant’s involuntary termination of employment without Cause or a voluntary termination of the Participant’s employment for Good Reason within twelve months following a Change in Control, the time-based service vesting criteria shall be deemed satisfied at the time of such termination.  Other than as specifically set forth in this Section 13, following a Change in Control, Awards shall continue to be subject to any time-based vesting criteria or forfeiture provisions to which such Awards were subject prior to the Change in Control.

14.

TAXES

(a)

Incentive Bonuses.  The Company shall be entitled to pay and withhold from any amounts payable by the Company to a Participant the amount of any tax which it believes is required as a result of the payment of an Incentive Bonus.

(b)

Options and SARs.    The Company shall be entitled to pay and withhold from any amounts payable by the Company to a Participant the amount of any tax which it believes is required as a result of the grant, vesting or exercise of any Option or SAR.  The

Company may defer making delivery with respect to Shares obtained pursuant to exercise of any Option until arrangements satisfactory to it have been made with respect to any such withholding obligations.  Except as otherwise provided by the Administrator, a Participant exercising an Option may, at his or her election, satisfy his or her obligation for payment of required withholding taxes by having the Company retain a number of Shares having an aggregate value (based on the Fair Market Value per Share on the business day immediately preceding the date the Option is exercised) equal to the amount of the required withholding tax.

(c)

Restricted Stock.    The Company shall be entitled to pay and withhold from any amounts payable by the Company to a Participant the amount of any tax which it believes is required as a result of the issuance of or lapse of restrictions on Restricted Stock, and the Company may defer the delivery of any Shares or Share certificates until arrangements satisfactory to the Administrator shall have been made with respect to any such withholding obligations.  Except as otherwise provided by the Administrator, a Participant may, at his or her election, satisfy his or her obligation for payment of required withholding taxes with respect to Restricted Stock by delivering to the Company a number of Shares which were Restricted Stock upon the lapse of restrictions, or Shares already owned, having an aggregate value (based on the Fair Market Value per Share on the business day immediately preceding the date the Shares are withheld) equal to the amount of the required withholding tax.

(d)

Restricted Stock Units.  The Company shall be entitled to pay and withhold from any amounts payable by the Company to a Participant the amount of any tax which it believes is required as a result of the grant or vesting of any Restricted Stock Units or the distribution of any Shares or cash payments with respect to Restricted Stock Units, and the Company may defer making delivery of Shares with respect to Restricted Stock Units until arrangements satisfactory to the Administrator have been made with respect to any such withholding obligations. Except as otherwise provided by the Administrator, a Participant who holds Restricted Stock Units may, at his or her election, satisfy his or her obligation to pay the required withholding taxes by having the Company withhold from the number of Shares distributable, if any, a number of Shares having an aggregate value (based on the Fair Market Value per Share on the business day immediately preceding the date the Shares are withheld) equal to the amount of the required withholding tax.

15.

TRANSFERABILITY

Unless the agreement or other document evidencing an Award (or an amendment thereto authorized by the Administrator) expressly states that the Award is transferable, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred for value in any manner prior to the vesting or lapse of any and all restrictions applicable thereto, other than by will or the laws of descent and distribution or pursuant to a “domestic relations order,” as defined in the Code.  The Administrator may grant an Award or amend an outstanding Award to provide that the Award is transferable or assignable to a member or members of the Participant’s “immediate family,” as such term is defined in Rule 16a-1(e) under the Exchange Act, or to a trust for the benefit solely of a member or members of the Participant’s immediate family, or to a partnership or other entity whose only owners are members of the Participant’s immediate family, provided that following any such transfer or assignment the Award will remain subject to substantially the same terms applicable to the Award while held by the Participant, as modified as the Administrator shall determine appropriate, and the transferee shall execute an agreement agreeing to be bound by such terms.

16.

EFFECTIVENESS OF THE PLAN

The Plan, as approved by the Administrator and the Board of Directors, shall become effective as of the date of such approval, subject to ratification of the Plan by the vote of the stockholders.

17.

TERMINATION AND AMENDMENT

Unless the Plan is earlier terminated as hereinafter provided, no Award shall be granted after the ten-year anniversary of the effective date of the Plan, as provided in Section 16.  The Board of Directors may terminate the Plan or make such modifications or amendments to the Plan as it shall deem advisable, including, but not limited to, such modifications or amendments as it shall deem advisable in order to conform to any law or regulation applicable to the Plan; provided, however, that the Board of Directors may not, without further approval of the holders of a majority of the Shares voted at any meeting of stockholders at which a quorum is present and voting, adopt any amendment to the Plan for which stockholder approval is required under tax, securities or any other applicable law or the listing standards of such exchange or inter-dealer quotation system on which the Shares are listed. Except to the extent necessary for Participants to avoid becoming subject to penalties and/or interest under Section 409A of the Code with respect to Awards that are treated as nonqualified deferred compensation thereunder, no termination, modification or amendment of the Plan may, without the consent of the Participant, adversely affect the rights of such Participant under an outstanding Award then held by the Participant.

Except as otherwise provided in this Plan, the Administrator may amend an outstanding Award or any Incentive Bonus Agreement, Option Agreement, Restricted Stock Agreement, Restricted Stock Unit Agreement, or SAR Agreement; provided, however, that the Participant’s consent to such action shall be required unless the Administrator determines that the action, taking into account any related action, (i) would not materially and adversely affect the Participant or (ii) where applicable, is required in order for the Participant to avoid becoming subject to penalties and/or interest under Section 409A of the Code.  The Administrator may also modify or amend the terms of any Award granted under the Plan for the purpose of complying with, or taking advantage of, income or other tax or legal requirements or practices of foreign countries which are applicable to Participants.  However, notwithstanding any other provision of the Plan, the Administrator may not reduce the exercise price of any outstanding Option or SAR, whether through amendment, cancellation and replacement grants, or any other means without stockholder approval, except as authorized under Section 12 or 13 of the Plan.

18.

OTHER BENEFIT AND COMPENSATION PROGRAMS

Payments and other benefits received by a Participant under an Award granted pursuant to the Plan shall not be deemed a part of such Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any Subsidiary unless expressly so provided by such other plan, contract or arrangement, unless required by law, or unless the Administrator expressly determines otherwise.

19.

FORFEITURE OF AMOUNTS PAID UNDER THE PLAN

The Company shall have the right to require any Participant to forfeit and return to the Company any Award made to the Participant pursuant to this Plan (or amounts realized thereon) consistent with any recoupment policy maintained by the Company under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule, as such policy is amended from time to time.

20.

NO RIGHT TO EMPLOYMENT

The Plan shall not confer upon any person any right with respect to continuation of employment by the Company or a Subsidiary, nor shall it interfere in any way with the right of the Company or such Subsidiary to terminate any person’s employment at any time. The agreements or other documents evidencing Awards may contain such provisions as the Administrator may approve with reference to the effect of approved leaves of absence.

21.

GOVERNING LAW

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law.  The Administrator may provide that any dispute as to any Award shall be presented and determined in such forum as the Administrator may specify, including through binding arbitration.  Any reference in this Plan or in the agreement or other document evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

Exhibit 99.1

W6316 Design Drive, Greenville, WI 54942 P.O. Box 1579, Appleton, WI 54912-1579

School Specialty Announces the Appointment of Joseph Yorio as President and Chief Executive Officer

Greenville, WI, April 23, 2014 – School Specialty, Inc. (OTCQB: SCOO) (“School Specialty” or “the Company”), a leading distributor of innovative and proprietary products, programs and services to the education marketplace, today announced that Joseph M. Yorio has been appointed as President and Chief Executive Officer (“CEO”), effective April 23, 2014.

Mr. Yorio replaces Jim Henderson, who was named Interim President and CEO by the Board of Directors in July 2013.  Mr. Henderson will continue to serve as Chairman of the Board of Directors.  Mr. Yorio has also joined the Board of Directors.

“We are very excited to bring Joe onboard and have a high level of confidence in his ability to lead our organization and drive meaningful growth in sales, profitability and cash flow over the coming years,” stated Mr. Henderson.  “After an extensive search, the Board of Directors chose Joe because of his successful track record in driving organizational improvement and managing complex operational turnarounds, as well as his leadership skills and integrity.  He has extensive experience in distribution and logistics and a great deal of knowledge of our industry, having been involved with office supplies, furniture and facility maintenance supplies, among other product lines. Joe understands the unique requirements of distributing products within the K-12 sector, working through individual schools as well as school districts.  We are lucky to have him in the School Specialty family and I look forward to working with him and the team as we continue to embark on our Process Improvement journey and return our Company to growth.”

Mr. Yorio is an accomplished executive with over 20 years of experience working with large multi-national corporations in the manufacturing, distribution, supply chain, logistics and aerospace and defense industries.  He most recently served as President and CEO of NYX Global LLC, a business services and consulting company, supporting commercial and government partners with a global market focus in defense, security and logistics and supply chain management.  Concurrently, he also performed the duties and responsibilities of Managing Director for Vertx (a NYX Global client), a leading developer, manufacturer, marketer and distributor of tactical and outdoor apparel and equipment.  Previously, he was the President and Chief Executive Officer of Xe Services, LLC, a large private aerospace and defense company with over 4,500 employees and sales of over $1 billion.  While with Xe Services, he successfully led turnaround initiatives, resulting in the establishment of new sales channels, improvements in the Company’s distribution footprint and logistics platform and in a successful liquidity event.

In addition, Mr. Yorio previously held a variety of executive, operations and sales positions primarily focused on distribution and logistics.  He served as the Vice President, US Air Hub and North America Operations with DHL Express, where he was responsible for inbound/outbound freight from the largest private airport in North America servicing the global markets.  Prior to that, he was President of the Central Midwest Division of Corporate Express, where he led a self-sustaining operating division that included six distribution centers.  Earlier in his career, Mr. Yorio held managerial roles in sales, marketing and operations with Unisource Worldwide and Scott Paper Company.  He also served in the U.S. Army’s 75th Ranger Regiment and as a Special Forces officer, and is a medically retired combat veteran.

“I am extremely honored to join the School Specialty team and look forward to the opportunity to lead the Company in the next stages of development and growth,” said Mr. Yorio.  “I was immediately impressed with the passion to continue to develop and improve as a leading distributor of innovative and proprietary products and services to the education marketplace.  Additionally, the culture of working in collaboration with educators to ensure that every student reaches his or her full potential is energizing, and the hallmarks of what makes this Company unique and special.”

Mr. Yorio continued, “Much of the foundation for the turnaround has already been established and the Company is in a much stronger position today as a result of the efforts of Jim and the School Specialty team.  While there is still some work to be done, the team is on the right course with various performance improvement plans already underway.  I look forward to continuing along the current course, while driving continued efficiencies in productivity, with a focus on developing innovative and best-in-class quality products for our customers and driving sustainable returns for our stockholders.  My goal as CEO is to build upon this winning culture where the customers’ needs always come first.  It truly is an honor to take on this role and help our educators make a meaningful impact on our children’s lives.”

Mr. Yorio earned a BA degree in psychology from Saint Vincent College, a Master’s Certificate in Executive Leadership from Cornell University, S.C. Johnson Graduate School of Management, and an MBA in Management from the Florida Institute of Technology, Nathan M. Bisk College of Business. He currently holds Director positions on the boards of Gallant Few and Lead with Action Foundation and Advisory Director positions with Game Plan, CEO Challenges and ASI, Inc.  He is also an avid triathlete, having completed ten full Ironman triathlons, an Xterra World Championship and has been named to USA Triathlon’s “Team USA” numerous times.

School Specialty’s Board of Directors commented, “We would like to thank Jim for his many contributions over the past nine months. The changes implemented as part of the Process Improvement Program and other key initiatives in Operations, Merchandising, Sales and Marketing have significantly enhanced our ability to provide innovative and cost-effective solutions, all the while, delivering a better customer experience.  With a stronger foundation in place and improving market fundamentals, we believe the Company is positioned to deliver improved results for stockholders in the upcoming fiscal years.  We’d also like to welcome Joe and look forward to working with him in this next phase of our growth plans.”

About School Specialty, Inc.

School Specialty is a leading distributor of innovative and proprietary products, programs and services to the education marketplace. The Company designs, develops, and provides educators with the latest and very best school supplies, furniture and both curriculum and supplemental learning resources. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential. For more information about School Specialty, visit www.schoolspecialty.com.

Statement Concerning Forward-Looking Information

Any statements made in this press release about School Specialty’s future financial conditions, results of operations, expectations, plans, or prospects, constitute forward-looking statements.  Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," “projects,” “should,” "targets" and/or similar expressions.  These forward-looking statements are based on School Specialty's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty's Annual Report on Form 10-K for the fiscal year ended April 27, 2013, which factors are incorporated herein by reference.  Any forward-looking statement in this release speaks only as of the date in which it is made.  Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

Investor Relations Contact:

Media Relations Contact:

Glenn Wiener

Dionne Manchester

GW Communications (for School Specialty)

GW Communications (for School Specialty)

Email : gwiener@GWCco.com

Email: Dionne@GWCco.com

Tel : 212-786-6011

Tel: 212-786-6068